Exhibit 10.1
GACP STEM CELL BANK LLC
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”), dated as of March 3, 2017 (the “Closing Date”), is entered into between GACP Stem Cell Bank LLC, a Florida limited liability company ("Company"), U.S. Stem Cell, Inc., a Florida corporation ("U.S. Stem Cell"), and Michael Tomas and Kristin Comella (“Key Persons”).   Capitalized terms are defined herein or in the Definitions section below.

RECITALS

WHEREAS, U.S. Stem Cell is in the business of collecting, growing and banking cell cultures for future use in connection with regenerative medicine purposes (the “Human Banking Business”), as well as other related businesses not included within the term Human Banking Business;
WHEREAS, the Company and U.S. Stem Cell are parties to that certain Asset Sale and Lease Agreement (the “Asset Sale and Lease Agreement”), dated as of the date hereof, wherein U.S. Stem Cell sells to the Company, and the Company leases back to U.S. Stem Cell, the equipment assets (the “Equipment Assets”) used in the Human Banking Business, for a period of three (3) years or, if terminated sooner, then on such earlier date (the “Leaseback Period”);

WHEREAS, the Company and U.S. Stem Cell are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), pursuant to which the Company purchases certain other assets (the “Purchased Assets”) from U.S. Stem Cell comprising certain non-equipment assets used in the Human Banking Business, effective upon expiration or earlier termination of the Leaseback Period (the “Effective Date”);

WHEREAS, the Company and U.S. Stem Cell are parties to that certain Customer Purchase Agreement, dated as of the date hereof (the “Customer Purchase Agreement”), pursuant to which U.S. Stem Cell sells to the Company, and the Company purchases from U.S. Stem Cell, certain assets related to customers acquired by U.S. Stem Cell during the Leaseback Period, with assignment and assumption of such customer assets effective upon the expiration or earlier termination of the Leaseback Period.

WHEREAS, the parties desire to enter into this Agreement to more effectively protect for Company the value and goodwill of such assets purchased by Company from U.S. Stem Cell under the Asset Sale and Lease Agreement, the Asset Purchase Agreement and the Customer Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other valuable consideration (the receipt of which U.S. Stem Cell and the Key Persons hereby acknowledge), U.S. Stem Cell and the Key Persons, intending to be legally bound hereby, covenant and agree with the Company as follows:
AGREEMENT

1.          Definitions.
a.           “Post-Closing Deposits” means tissue samples or cell cultures derived therefrom deposited by customers in the tissue bank on or after the Closing Date, including tissue sample deposits made by customers after the Closing Date who had previously deposited tissue samples in the tissue bank prior to the Closing Date, as evidenced by receipt of physical delivery of the tissue samples or cell cultures at the laboratory facility.

b.           “Pre-Closing Deposits” means tissue samples or cell cultures derived therefrom deposited by customers in the tissue bank prior to the Closing Date, as evidenced by receipt of physical delivery of the tissue samples or cell cultures at the laboratory facility.

2.          Restricted Period. For a period commencing on the Closing Date and ending on the earlier (a) the date that is sixty (60) months from the Closing Date, (b) two years from the termination of any of the Asset Sale and Lease Agreement, the Asset Purchase Agreement and the Customer Purchase Agreement, or (c) solely for the Key Persons, two years from the termination of their employment with U.S. Stem Cell  (the “Restricted Period”), neither U.S. Stem Cell nor the Key Persons shall, except to the extent waived by the Company, or as set forth in the Asset Sale and Lease Agreement, the Asset Purchase Agreement and the Customer Purchase Agreement, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, serve as a director or officer of, be associated with, or in any manner connected with, lend its name, as applicable, render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Human Banking Business, anywhere in the United States.
Except as set forth in the Asset Sale and Lease Agreement, the Asset Purchase Agreement and the Customer Purchase Agreement, during the Restricted Period, neither U.S. Stem Cell nor the Key Persons shall (i) induce or attempt to induce any employee of any of Company or its affiliates performing services relating to the Company to leave such employment, (ii) in any way interfere with the relationship between Company and its affiliates and any of their employees performing services relating to the Human Banking Business, (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Company or its affiliates performing services relating to the Company, (iv) induce or attempt to induce any customer, supplier, licensee or business relation of Company or its affiliates to cease doing business with or materially reduce its business with Company or its affiliates, in each case with respect to the Human Banking Business, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of any Company or its affiliates, relating to the Human Banking Business; or (v) solicit the business of any person or entity known to it or him to be a customer of the Human Banking Business whether or not it or he had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Human Banking Business.
3.          Leads Referrals.  Except as set forth in the Asset Sale and Lease Agreement, the Asset Purchase Agreement and the Customer Purchase Agreement, during the Restricted Period, U.S. Stem Cell and the Key Persons shall refer all customer leads and revenue generation opportunities that could benefit the Human Banking Business (the “Leads”) directly to the Company.  The Leads shall include, but not be limited to, potential patient customers, as well as potential doctor or practitioner customers or referral sources or any other source of potential revenues for the Human Banking Business. For the avoidance of doubt, it is acknowledged and agreed that, during the Leaseback Period, the revenues resulting from such Leads with respect to Human Banking Business shall be revenues of Seller subject to the terms of this Agreement, the Asset Sale and Lease Agreement, the Customer Purchase Agreement, the Asset Purchase Agreement and all agreements related thereto.  Effective upon termination of the Leaseback Period, all revenues resulting from such Leads with respect to the Post-Closing Deposits shall belong exclusively to Buyer or its designated affiliates.
4.          Customer Contracts. From and after the Effective Date, neither U.S. Stem Cell nor any other person or entity other than Company or its affiliates shall be a party to any contract relating to Post-Closing Deposits.
5.          Territory. The Human Banking Business is national in scope and U.S. Stem Cell and Key Persons agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section should be interpreted in such a manner as to be effective and valid under applicable law.
6.          Severability. In the event any provision of this Agreement or portion thereof shall be held to be illegal or unenforceable, the remainder of this Agreement or such provision shall remain in full force and effect.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable law.
7.          Miscellaneous.  It shall not be a violation of this Agreement for U.S. Stem Cell to take actions to comply with their obligations under (i) the Asset Sale and Lease Agreement during the Leaseback Period or (ii) the Asset Purchase Agreement and Customer Purchase Agreement so long as they are in effect.  Nothing herein shall prohibit U.S. Stem Cell or the Key Persons from owning less than one percent (1%) of the aggregate of any class of stock of any publicly traded corporation.
8.          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):
If to U.S. Stem Cell:	U.S. Stem Cell, Inc. 13794 NW 4th Street, Suite 212 Sunrise, Florida 33325 Attention: Michael Tomas
with a copy to:	Joseph I. Emas, P.A. 525 93 Street Surfside, FL 33154 Attention: Joseph Emas
If to Company:	GACP Stem Cell Bank LLC 2333 Ponce de Leon Blvd. Suite R240 Coral Gables FL 33134 Attention: David Neithardt
with a copy to:	Locke Lord LLP 525 Okeechobee Blvd, Suite 1600 West Palm Beach, Florida 33401 Attention: John Igoe

10.          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
11.          Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
12.          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

13.          No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
14.          Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.
15.          Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
16.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).
17.          Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the Florida, in each case located in Broward or Miami-Dade County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
18.          Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
19.          Enforcement.  U.S. Stem Cell and the Key Persons agree and declare that it is impossible to measure in monetary terms the damages that may accrue to U.S. Stem Cell and the Key Persons by reason of the breach of the obligations of this Agreement and that any breach of this Agreement shall cause the Company irreparable injury.  Therefore, if the Company, or its respective successor-in-interest, shall institute an action or proceeding to enforce the provisions of this Agreement the U.S. Stem Cell and the Key Persons shall and hereby do, in advance, waive the claim or defense that there is an adequate remedy at law, and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages at law or posting a bond.  If a court of competent jurisdiction requires the posting of a bond, the parties agree that a bond in the amount of $1,000 shall be adequate.

20.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Company: GACP Stem Cell Bank LLC By s/s David Neithardt Name: David Neithardt Title: Authorized Signatory U.S. Stem Cell, Inc.
By /s/Michael Tomas Name: Michael Tomas Title: Chief Executive Officer

KEY PERSONS:
Michael Tomas Michael Tomas

/s/Kristin Comella Kristin Comella